Exhibit 99.1
Contacts:

Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the Third Quarter and First Nine Months of Fiscal Year 2011

DETROIT, January 30, 2011 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) generated net sales of $40.4 million and $268.2 million in the third quarter and first nine months of its Fiscal Year 2011, respectively, as compared to $52.0 million and $178.4 million, respectively, for the corresponding periods of our previous fiscal year (“Fiscal 2010”) ended December 31, 2009. During the third quarter and first nine months of Fiscal 2011, sales of Caraco-owned products were $5.7 million and $16.7 million, respectively, as compared to $3.3 million and $18.9 million, respectively, during the corresponding periods of Fiscal 2010. The sales of distributed products during the third quarter and first nine months of Fiscal 2011 were $34.7 million and $251.5 million, respectively, as compared to $48.7 million and $159.5 million, respectively, during the corresponding periods of Fiscal 2010. Caraco earned a gross profit of $3.3 million and $22.4 million during the third quarter and first nine months of Fiscal 2011, respectively, as compared to earning a gross profit of $3.1 million and incurring a gross loss of $4.7 million, respectively, during the corresponding periods of Fiscal 2010. The Company incurred pre-tax losses of $4.8 million and $5.2 million, respectively, during the third quarter and first nine months of Fiscal 2011, as compared to incurring pre-tax losses of $4.9 and $8.8 million during the respective periods of Fiscal 2010. The Company recorded an income tax benefit of $1.8 million and $1.9 million, respectively, for the third quarter and first nine months of Fiscal 2011, as compared to recording income tax benefits of $1.9 million and $3.0 million during the corresponding periods of Fiscal 2010. Caraco incurred net losses of $3.0 million and $3.3 million, respectively, during the third quarter and first nine months of Fiscal 2011, as compared to incurring net losses of $3.0 million and $5.8 million, respectively, during the corresponding periods of Fiscal 2010. The Company generated cash from operations in the amount of $2.5 million during the first nine months of Fiscal 2011, as compared to generating cash from operations in the amount of $15.5 million during the corresponding period of Fiscal 2010.

The sales of distributed products were lower in the third quarter of Fiscal 2011, as compared to the corresponding period of Fiscal 2010, as Caraco had stopped shipping certain Paragraph IV products prior to the quarter. Sales from such products were included in the third quarter of Fiscal 2010. Net sales of distributed products increased during the first nine months of Fiscal 2011, as compared to the corresponding period of last year, primarily due to increased sales of Paragraph IV products, particularly sales of certain Paragraph IV products which were launched by the Company during the fourth quarter of Fiscal 2010 under the Distribution and Sale agreement with Sun Pharmaceutical Industries Limited (“Sun Pharma”). As previously discussed, the sales of such products at these levels were not expected to continue and have not occurred during the third quarter of Fiscal 2011 and are not expected to occur in future periods. The increase in the sales of Caraco-owned products during the third quarter was primarily due to an increase in the number of products being contract manufactured, including certain Caraco-owned products which were acquired as part of an asset purchase agreement, as previously disclosed. Sales of Caraco-owned products during the first nine months of Fiscal 2011 were lower than those during the corresponding period of Fiscal 2010 as Caraco has stopped marketing, effective June 25, 2009, the products which were being manufactured out of the Company’s facilities on account of the FDA actions, as previously disclosed.

Selling, general and administrative (“SG&A”) expenses during the third quarter and first nine months of Fiscal 2011 were $6.6 million and $20.4 million, respectively, as compared to $5.4 million and $15.9 million, respectively, during the corresponding periods of Fiscal 2010, representing increases of 22% and 28%, respectively. SG & A expenses were higher during the third quarter of Fiscal 2011 as compared to the corresponding period of Fiscal 2010 predominantly due to certain customer related adjustments recorded during the period. SG&A expenses were higher during the first nine months of Fiscal 2011 due to customer related adjustments and the recording of additional expenses primarily related to professional consultation fees pertaining to FDA issues and royalties on sales of certain Caraco-owned products which were acquired as part of an asset purchase agreement. SG&A expenses, as a percentage of net sales were 20% and 8%, respectively, for the third quarter and first nine months of Fiscal 2011, as compared to 10% and 9%, respectively, for the corresponding periods of Fiscal 2010. SG&A expenses, as a percentage of sales were high during the third quarter of Fiscal 2011 primarily due to lower net sales during the period.

Total R&D expenses incurred for the third quarter and first nine months of Fiscal 2011 were $1.7 million and $7.8 million, respectively, as compared to $2.8 million and $8.3 million, respectively, during the corresponding periods of Fiscal 2010. R&D expenses during the first nine months of Fiscal 2010 were reduced by the reimbursement of certain product litigation costs as part of a settlement agreement, as previously disclosed. R&D expenses continue to be further decreased since the Company ceased manufacturing operations, as the Company has focused primarily on FDA remediation.

Caraco filed two ANDAs relating to two products with the FDA during the first nine months of Fiscal 2011. These products have been developed in partnership with other product development and manufacturing companies, including an affiliate of Sun Pharma. The total number of ANDAs pending approval by the FDA as of December 31, 2010 was 33 (including four tentative approvals) relating to 29 products. Out of the 33 ANDAs pending approval, 31 (including four tentative approvals) are out of our Michigan facilities and the remaining two are from our partners’ facilities.

The Company has been actively working with cGMP consultants towards the resumption of manufacturing activities at its facilities. These consultants were appointed by the Company in accordance with the previously disclosed Consent Decree of Condemnation, Forfeiture, and Permanent Injunction, which the Company entered into with the FDA on September 29, 2009. In evaluating and discussing with the cGMP experts the remediation steps completed to date and those yet to be completed, the Company has determined that it will not be able to begin the manufacture and distribution of products by the end of Fiscal Year 2011. As previously disclosed, and as always is the case in matters such as these, there is no assurance that the steps taken will be successful or result in resolution of the FDA compliance issues.

The Company intends to continue to augment the loss of sales of manufactured products by the sale of Caraco owned products manufactured at sites other than those of Caraco and through sales of distributed products, which are not impacted by the aforementioned actions of the FDA. The Company has transferred certain Caraco-owned products to additional manufacturing sites of Sun Pharma and its affiliates, allowing the Company to regain revenues from those products. The Company has filed with the FDA supplements to ANDAs, for its approval, for additional products to be transferred, however, there is no assurance that such approvals will be granted.

As previously disclosed, on December 3, 2010 the Company received a proposal (the “Proposal”) from Sun Pharma and Sun Pharma Global, Inc. (“Sun Global”) for a going private transaction by which Sun Pharma and Sun Global, and/or one or more of their affiliates, would acquire all of the outstanding shares of the Company’s common stock not held by Sun Pharma and Sun Global for $4.75 in cash per share.   Subsequently, the Company’s Board of Directors authorized the Independent Committee of the Board to: (1) consider the Proposal including, but not limited to, reviewing (a) whether going private is appropriate for Caraco at this time is advisable or is inadvisable and should be rejected, (b) possible alternatives to the Proposal or opportunities which may be more advantageous to Caraco, and (c) the merits of the Proposal; (2) if deemed advisable, enter into discussions and negotiations with respect to the terms of the Proposal, including the proposed per share purchase price, with Sun Pharma and Sun Global and their advisors; and (3) make recommendations to the Board of Directors and as applicable, to the stockholders as to the Independent Committee's findings. The Independent Committee has also retained William Blair & Company as an independent financial advisor, and Carrington Coleman as independent legal counsel, to assist it in evaluating the Proposal.

As previously disclosed, the Company’s two distribution agreements with Sun Pharmaceutical Industries Ltd. have been extended until January 28, 2012, but will each terminate following these extensions. During the first six months of calendar 2011, the Company and Sun Pharma will discuss a transition plan to transition the marketing of the products covered by the respective agreements to Sun Pharma and/or its wholly-owned affiliates. Thereafter, if the parties have reached an understanding with respect to the transition plan, the parties will implement the transition plan so that upon termination of the agreements Sun Pharma and its affiliates will commence marketing of the products. If the parties have not agreed on a transition plan prior to January 28, 2012, the agreements will still terminate on that date.

This press release should be read in conjunction with Caraco’s quarterly report on Form 10-Q which will provide more detailed information on the results for the third quarter and first nine months of Fiscal 2011.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Without limitation, the words “believes,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. Those statements include statements regarding our intent, belief, and current expectation. These statements are not guarantees of future performance and are subject to risks and uncertainties that cannot be predicted or quantified. Consequently, actual results could differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) that the information is of a preliminary nature and may be subject to further adjustment; (ii) not obtaining FDA approval for new products or delays in receiving FDA approvals; (iii) governmental restrictions on the sale of certain products; (iv) dependence on key personnel; (v) development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; (vi) market and customer acceptance and demand for new pharmaceutical products; (vii) availability of raw materials in a timely manner, at competitive prices, and in required quantities; (viii) timing and success of product development and launch; (ix) integrity and reliability of the Company’s data; (x) lack of success in attaining full compliance with regard to regulatory and cGMP compliance; (xi) inability to achieve successful remediation efforts(xii) dependence on limited customer base; (xiii) occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; (xiv) possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; (xv) dependence on few products generating majority of sales; (xvi) product liability claims for which the Company may be inadequately insured; (xvii) subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories; (xviii) litigation involving claims of patent infringement; (xix) litigation involving claims for royalties and/or options relating to a prior contract for one product and (xx) material litigation from product recalls, (xxi) the purported class action lawsuits alleging federal securities laws violations, (xxii) delays in returning the Company’s products to market, including loss of market share, and (xxiii) excessive dependency for revenues on the marketing agreement and distribution and sale agreement, both signed with Sun Pharma; (xxiv) excessive dependency on Sun Pharma and other third parties for manufacture of Caraco owned products; and (xxv) inability to successfully transfer Caraco-owned products to other manufacturing sites; (xxvi) other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(A subsidiary of Sun Pharmaceutical Industries Limited)
STATEMENTS OF OPERATIONS

	Nine Months ended December 31,		Quarter ended December 31,
	2010	2009	2010	2009
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

Net sales	$268,205,415	$178,435,869	$40,386,809	$51,989,958
Cost of goods sold	245,842,635	167,148,654	37,061,173	48,905,076
Reserve for inventory seized by FDA	-	15,950,188	-	-

Gross profit (loss)	22,362,780	(4,662,973)	3,325,636	3,084,882

Selling, general and administrative expenses	20,399,479	15,855,217	6,592,397	5,402,641
Research and development costs	7,824,822	8,346,916	1,726,940	2,753,965
Non-recurring (income)	-	(20,000,000)	-	-

Operating loss	(5,861,521)	(8,865,106)	(4,993,701)	(5,071,724)

Other income (expense)
Interest expense	(397,270)	(402,174)	(18,645)	(144,089)
Interest income	1,018,552	464,835	185,519	200,175
Gain / (loss) on sale of equipment	7,205	(114,272)	4,705	-
Other income	3,649	120,698	3,649	74,390
Other income – net	632,136	69,087	175,228	130,476

Loss before income tax benefit	(5,229,385)	(8,796,019)	(4,818,473)	(4,941,248)
Income tax benefit	(1,896,069)	(3,008,190)	(1,783,205)	(1,907,934)

Net loss	$(3,333,316)	$(5,787,829)	$(3,035,268)	$(3,033,314)

Net loss per common share
Basic	$(0.08)	$(0.15)	$(0.08)	$(0.08)
Diluted	$(0.08)	$(0.15)	$(0.08)	$(0.08)

Weighted number of shares
Basic	39,397,227	38,457,176	39,788,933	39,090,194
Diluted	39,397,227	38,457,176	39,788,933	39,090,194